Exhibit 99.1

GTSI Reports First Quarter Results

Strong Backlog Going into Second Quarter

CHANTILLY, VA. — May 9, 2006 — GTSI® Corp. (Nasdaq: GTSI), a leading government information technology solutions provider, today announced financial results for the quarter  ended March 31, 2006, and monthly sales (see attached tables).

For the first quarter of 2006, GTSI reported sales of $143.7 million, a 10.5% decline over the same period a year ago, and reported a net loss of $13.9 million ($1.48 per diluted share). Net loss in the first quarter of 2006 increased from the same period in 2005 due to reduced margins and higher operating expenses. The Company did not record a tax benefit associated with the first quarter loss due to its valuation allowance. Selling, general and administrative expenses were $29.7 million, up 5% for the same period in 2005, driven primarily by one-time severance costs and compensation expenses, including first time costs associated with newly required stock option expensing.

Gross margin dollars in the first quarter of 2006 were $15.2 million with gross margin percentage slightly decreasing to 10.6% in the period. Backlog at the end of the quarter increased to $133.3 million despite low bookings coming out of the fourth quarter 2005.

 “The quarter had its share of challenges, but it was exciting to see how the sales engine delivered a strong March bookings month,” Jim Leto, President and Chief Executive Officer of GTSI. “While we are driving larger and more complex solutions and services, we are experiencing some impact from the timing of revenue recognition which in turn has increased our backlog. The longer cycle for moving bookings to backlog and then into revenue is attributable to the more complex orders with a higher level of technology sophistication.”

“During my first months in office I have found a team dedicated to delivering outstanding service to our government customer,” said Mr. Leto. “We still have much work to accomplish in order to stabilize and improve the supply chain, develop and sell additional value-add solutions and integration services, and drive additional financial service offerings. These three areas of focus will enable GTSI to take advantage of a robust marketplace and successfully return the Company to profitability.”

In the first quarter GTSI reduced its workforce by 10% in an effort to eliminate duplicative functions within the Company and move out of unprofitable activities.

As the company generated 92% of its sales from the federal government in 2005, it is important to note that GTSI generally achieves approximately two-thirds of its sales during the second half of the year due to the federal government fiscal year-end of September 30th.

Operations and Financial Update

Tom Mutryn, GTSI’s Senior Vice President and Chief Financial Officer, commented, “GTSI ended the quarter with a healthy balance sheet with cash on hand and no outstanding revolving credit borrowings, no long-term debt and stockholders’ equity of $61.3 million ($6.45 per share(1)). We were pleased with the improvements in cash position during the quarter, with bank borrowings

(1) Shareholders’ equity of $61.3 million divided by common stock shares outstanding of 9,498,000 at March 31, 2006 equals $6.45 per share.

being reduced from $48 million at the beginning of the period, to a positive cash balance at the end of the period.”

Additionally, while there can be no assurances, the Company anticipates closing on a new credit facility of $125 million by May 31, 2006 with a lending syndicate, which will provide the financing necessary for the Company going forward.

March 2005 Monthly Sales

Sales for March 2006 were $52.8 million versus $62.9 million for March 2005. Month-end total backlog for March was $133.3 million or a 25% increase versus $106.8 million for the same period last year while net bookings for March 2006 totaled $74.2 million as compared to $74.1 million for March 2005.

Conference Call

An investor conference call to discuss first quarter results is scheduled for 11:00 a.m. Eastern Time May 9, 2006. Interested parties are invited to participate by calling 800-353-6469 or 334-323-9855, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through May 9, 2007. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 pm Eastern Time, May 19, 2006. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 41376639.

About GTSI Corp.

GTSI Corp. is a leading information technology product and solutions provider, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s Lines of Business incorporate certified experts and deliver exceptional solutions to support government’s critical transformation efforts. Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Area Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

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GTSI Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31,		Change from 2005
	2006	2005	Actual	Percentage

Sales	$143,728	$160,677	$(16,949)	-10.5%
Cost of sales	128,546	142,204	13,658	9.6%
Gross margin	15,182	18,473	(3,291)	-17.8%

Selling, general & administrative expenses	29,719	28,291	(1,428)	-5.0%

Interest and other income, net	623	729	(106)	-14.5%
Loss before income taxes	(13,914)	(9,089)	(4,825)	-53.1%

Income tax benefit	—	3,563	(3,563)	-100.0%
Net loss	$(13,914)	$(5,526)	$(8,388)	-151.8%

Basic net loss per share	$(1.48)	$(0.61)	$(0.86)	-140.5%
Diluted net loss per share	$(1.48)	$(0.61)	$(0.86)	-140.5%

Weighted average shares outstanding:
Basic	9,423	9,002	421	4.7%
Diluted	9,423	9,002	421	4.7%

GTSI Corp.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,	Change from December 31, 2005
	2006	2005	Actual	Percentage
ASSETS
Current assets:
Cash	$2,502	$22	$2,480	11272.7%
Accounts receivable, net	128,129	207,886	(79,757)	-38.4%
Inventory	27,859	56,666	(28,807)	-50.8%
Other current assets	20,971	24,027	(3,056)	-12.7%
Total current assets	179,461	288,601	(109,140)	-37.8%
Depreciable assets, net	13,153	13,640	(487)	-3.6%
Other assets	3,302	4,416	(1,114)	-25.2%

TOTAL ASSETS	$195,916	$306,657	$(110,741)	-36.1%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit agreement	$—	$48,014	$(48,014)	0.0%
Accounts payable	107,570	159,038	(51,468)	-32.4%
Accrued liabilities	18,521	17,378	1,143	6.6%
Deferred revenue	4,720	3,611	1,109	30.7%
Total current liabilities	130,811	228,041	(97,230)	-42.6%
Other liabilities	3,812	3,922	(110)	-2.8%
Total liabilities	134,623	231,963	(97,340)	-42.0%
Stockholders’ equity	61,293	74,694	(13,401)	-17.9%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$195,916	$306,657	$(110,741)	-36.1%

GTSI Corp.

	Sales ($ in Millions)	Month-End Total Backlog ($ in Millions)	Monthly Bookings ($ in Millions)
October 2003	113.0	192.9	77.6
November 2003	93.2	144.0	44.3
December 2003	106.3	102.8	65.1
January 2004	58.4	89.6	45.2
February 2004	52.3	83.1	45.8
March 2004	67.9	98.0	82.8
April 2004	73.8	123.0	98.8
May 2004	72.2	132.9	82.1
June 2004	93.0	155.0	115.1
July 2004	89.5	173.0	107.5
August 2004	84.9	192.8	104.7
September 2004	156.2	257.0	220.4
October 2004	107.7	207.8	58.5
November 2004	93.2	152.7	38.1
December 2004	127.0	86.8	61.1
January 2005	54.8	83.1	51.1
February 2005	43.0	95.5	55.4
March 2005	62.9	106.8	74.1
April 2005	33.9	123.9	51.0
May 2005	40.8	136.0	52.9
June 2005	101.8	113.6	79.4
July 2005	36.9	156.1	79.4
August 2005	78.1	198.4	120.5
September 2005	154.8	293.6	250.0
October 2005	97.9	235.3	39.7
November 2005	80.0	176.3	21.0
December 2005	101.3	127.3	52.3
January 2006	47.1	117.1	37.0
February 2006	43.8	111.9	38.6
March 2006	52.8	133.3	74.2

Sales data are based on the GAAP definition of sales. The Company often enters into sales arrangements, with customers, such as in certain third-party maintenance contracts, where the Company performs as an agent or broker without assuming the risks and rewards of ownership of the goods and services. The Company recognizes revenue from these transactions on a net basis.

Backlog and Bookings data are based on funds expected to be received associated with accepted customer orders. As such, these Backlog and Bookings data do not correspond to the definition of Sales in that the funds expected to be received from customers are not reduced for any ‘netting’.